--------------------------------------------------------------------------------

                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) June 30, 1998

                                    0-15502

                           (Commission File Number)

                         ----------------------------

                           COMVERSE TECHNOLOGY, INC.

            (Exact name of registrant as specified in its charter)

        New York                                                13-3238402
(State of Incorporation)                                       (IRS Employer
                                                          Identification Number)

              170 Crossways Park Drive, Woodbury, New York 11797
             (Address of registrant's principal executive office)


                                (516) 677-7200
                        (Registrant's telephone number)

                         ----------------------------


--------------------------------------------------------------------------------

ITEM 5. Other Events
        ------------

          On June 30, 1998, the registrant issued $250,000,000 aggregate principal amount of its 4-1/2% Convertible Subordinated Debentures due 2005 (the "Debentures"). The Debentures are convertible, at the option of the holder, into shares of the registrant's common stock at a conversion price of $64.50. The registrant intends to use the proceeds of this offering for working capital and other general corporate purposes, including possible investments in, or acquisitions of, other companies, businesses, technologies or product lines. The Registrant's Financial Statement for the three fiscal years ended December 31, 1997 appear after page 3 of this current report.

ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits
          ------------------------------------------------------------------

          (c) Exhibits.
              --------

          Exhibit Number                         Title
          --------------                         -----

                   4 Indenture, dated June 30, 1998, between Comverse Technology, Inc. and The Chase Manhattan Bank, N.A., as Trustee.

                10.1 Purchase Agreement, dated June 25, 1998, between Comverse Technology, Inc. and Lehman Brothers Inc., as Initial Purchaser.

                10.2 Registration Rights Agreement, dated June 30, 1998, between Comverse Technology, Inc. and Lehman Brothers Inc., as Initial Purchaser.

                  99            Press Release dated June 25, 1998.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             COMVERSE TECHNOLOGY, INC.


                             By: /s/ WILLIAM F. SORIN
                                 ---------------------------
                                   William F. Sorin
                                   Counsel and Secretary
Date: July 2, 1998

                   COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Independent Auditors' Reports............................................ F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997............. F-4
Consolidated Statements of Income for the Years Ended December 31, 1995,
 1996 and 1997........................................................... F-5
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31,
 1995, 1996 and 1997..................................................... F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997..................................................... F-7
Notes to Consolidated Financial Statements............................... F-8

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Comverse Technology, Inc. Woodbury, New York

We have audited the accompanying consolidated balance sheets of Comverse Technology, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and Boston Technology, Inc., which has been accounted for as a pooling of interests as described in Note 8 to the consolidated financial statements. We did not audit the financial statements of Boston Technology, Inc. for the years ended January 31, 1997 and 1996, respectively, which statements reflect total assets constituting 25% of total assets as of December 31, 1996 and total sales constituting 49% and 43% of consolidated total sales for the years ended December 31, 1996 and 1995, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Boston Technology, Inc., is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our report and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Comverse Technology, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
June 17, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Boston
Technology, Inc.:

We have audited the accompanying consolidated balance sheet of Boston Technology, Inc. as of January 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Technology, Inc. as of January 31, 1997 and the consolidated results of its operations and its cash flows for the years ended January 31, 1997 and 1996 in conformity with generally accepted accounting principles.

                                       /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 24, 1997

                   COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               1996*    1997*
ASSETS                                                        -------- --------
CURRENT ASSETS:
 Cash and cash equivalents................................... $210,756 $188,023
 Bank time deposits..........................................   10,000   40,700
 Short-term investments......................................   39,464   60,787
 Accounts receivable, net of allowance for doubtful accounts of $7,640 and $21,846......................................  117,945  141,922
 Inventories.................................................   50,540   65,358
 Prepaid expenses and other current assets...................   12,450   29,895
 Deferred income tax benefits................................    5,796    2,163
                                                              -------- --------
TOTAL CURRENT ASSETS.........................................  446,951  528,848
                                                              -------- --------
PROPERTY AND EQUIPMENT, NET..................................   43,609   62,325
INVESTMENTS..................................................    5,788    6,859
OTHER ASSETS.................................................   23,517   24,658
                                                              -------- --------
TOTAL ASSETS................................................. $519,865 $622,690
                                                              ======== ========
                                                               1996*    1997*
LIABILITIES AND STOCKHOLDERS' EQUITY                          -------- --------
CURRENT LIABILITIES:
 Accounts payable and accrued expenses....................... $ 79,940 $ 88,254
 Bank loans..................................................   12,195   16,970
 Advance payments from customers.............................   16,479   25,074
 Other current liabilities...................................      602    3,047
                                                              -------- --------
TOTAL CURRENT LIABILITIES....................................  109,216  133,345
                                                              -------- --------
CONVERTIBLE SUBORDINATED DEBENTURES..........................  115,000  115,000
LIABILITY FOR SEVERANCE PAY..................................    2,708    3,515
LONG-TERM DEBT AND OTHER LIABILITIES.........................    4,391   24,669
                                                              -------- --------
TOTAL LIABILITIES............................................  231,315  276,529
                                                              -------- --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value--authorized, 2,500,000
  shares; issued, none.......................................      --       --
 Common stock, $0.10 par value--authorized, 100,000,000
  shares; issued and outstanding, 41,317,327 and 43,340,361
  shares.....................................................    4,132    4,333
 Additional paid-in capital..................................  195,661  218,501
 Cumulative translation adjustment...........................      338      444
 Unrealized gain on available-for-sale securities, net of
  tax........................................................    1,547    1,117
 Retained earnings...........................................   86,872  121,766
                                                              -------- --------
TOTAL STOCKHOLDERS' EQUITY...................................  288,550  346,161
                                                              -------- --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................... $519,865 $622,690
                                                              ======== ========

--------
* Restated for pooling of interests with Boston Technology, Inc.

                See notes to consolidated financial statements.

                   COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   1995*     1996*    1997*
                                                  --------  -------- --------
REVENUES:
 Sales........................................... $242,416  $389,639 $488,940
 Interest and other income.......................    9,916    11,011   16,962
                                                  --------  -------- --------
TOTAL REVENUES...................................  252,332   400,650  505,902
                                                  --------  -------- --------
COSTS AND EXPENSES:
 Cost of sales...................................  104,980   169,524  202,640
 Selling, general and administrative.............   72,953    93,604  138,305
 Research and development, net...................   41,310    66,228   96,626
 Interest expense and other......................    4,593     8,635   12,243
 Royalties and license fees......................    3,321    10,443   12,325
 Minority interest and equity in affiliates......     (147)      444     (160)
 Warrants and other expenses associated with AT&T
  contract acquisition...........................   21,000       --       --
                                                  --------  -------- --------
TOTAL COSTS AND EXPENSES.........................  248,010   348,878  461,979
                                                  --------  -------- --------
INCOME BEFORE GAIN ON ISSUANCE OF SUBSIDIARY
 SHARES AND INCOME TAX PROVISION.................    4,322    51,772   43,923
GAIN ON ISSUANCE OF SUBSIDIARY SHARES............      --        535      --
                                                  --------  -------- --------
INCOME BEFORE INCOME TAX.........................    4,322    52,307   43,923
INCOME TAX PROVISION.............................    2,162    10,170    9,398
                                                  --------  -------- --------
NET INCOME....................................... $  2,160  $ 42,137 $ 34,525
                                                  ========  ======== ========
EARNINGS PER SHARE:
 Basic........................................... $   0.06  $   1.10 $   0.81
                                                  --------  -------- --------
 Diluted......................................... $   0.06  $   1.01 $   0.75
                                                  ========  ======== ========

--------
* Restated for pooling of interests with Boston Technology, Inc.


                See notes to consolidated financial statements.

                   COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK                TREASURY STOCK
                          ----------------- ADDITIONAL ------------------  CUMULATIVE  UNREALIZED
                          NUMBER OF   PAR    PAID-IN                       TRANSLATION   GAINS    RETAINED
                            SHARES   VALUE   CAPITAL    SHARES    AMOUNT   ADJUSTMENT   (LOSSES)  EARNINGS   TOTAL
                          ---------- ------ ---------- --------  --------  ----------- ---------- --------  --------
BALANCE, January 1,
 1995, as previously
 reported...............  20,981,456 $2,098  $ 73,300                         $(118)     $   15   $ 26,318  $101,613
Pooling of interests....  16,093,546  1,609    33,510                           (16)        --      21,689    56,792
                          ---------- ------  --------                         -----      ------   --------  --------
BALANCE, as restated....  37,075,002  3,707   106,810                          (134)         15     48,007   158,405
Unrealized gain on
 available-for-sale
 securities.............         --     --        --        --   $    --        --          631        --        631
Common stock purchased..                               (487,500)  (10,663)      --          --         --    (10,663)
Issuance of treasury
 stock upon exercise of
 stock options..........         --     --        --     71,067     1,649                           (1,146)      503
Issuance of treasury
 stock for employee
 stock purchase plan....         --     --        --     17,906       415       --          --         (96)      319
Exercise of stock
 options................     733,125     73     4,007       --        --        --          --         --      4,080
Employee stock purchase
 plan...................      17,904      2       294       --        --        --          --         --        296
Acquisition of
 additional interest in
 majority-owned
 subsidiary.............      10,696      1       154       --        --        --          --         --        155
Tax benefit of
 dispositions of stock
 options................         --     --      1,313       --        --        --          --         --      1,313
Stock warrants issued...         --     --     18,600       --        --        --          --         --     18,600
Translation adjustment..         --     --        --        --        --        281         --         --        281
Net income year ended
 December 31, 1995......         --     --        --        --        --        --          --       2,160     2,160
                          ---------- ------  --------  --------  --------     -----      ------   --------  --------
BALANCE, DECEMBER 31,
 1995*..................  37,836,727  3,783   131,178  (398,527)   (8,599)      147         646     48,925   176,080
Unrealized gain on
 available-for-sale
 securities.............         --     --        --        --        --        --          901        --        901
Issuance of treasury
 stock upon exercise of
 stock options..........         --     --        --    352,596     7,534                           (3,993)    3,541
Issuance of treasury
 stock for employee
 stock purchase plan....         --     --        --     45,931     1,065       --          --        (197)      868
Exercise of stock
 options................     378,332     38     2,817       --        --        --          --         --      2,855
Conversion of
 debentures.............   3,096,768    310    58,335       --        --        --          --         --     58,645
Acquisition of
 additional interest in
 majority-owned
 subsidiary.............       5,500      1       148       --        --        --          --         --        149
Tax benefit of
 dispositions of stock
 options................         --     --      3,183       --        --        --          --         --      3,183
Translation adjustment..         --     --        --        --        --        191         --         --        191
Net income year ended
 December 31, 1996......         --     --        --        --        --        --          --      42,137    42,137
                          ---------- ------  --------  --------  --------     -----      ------   --------  --------
BALANCE, DECEMBER 31,
 1996*..................  41,317,327  4,132   195,661       --        --        338       1,547     86,872   288,550
Unrealized gain on
 available-for-sale
 securities.............         --     --        --        --        --        --         (430)       --       (430)
AT&T warrant exercises..     552,144     55       (55)      --        --        --          --         --          -
Common stock issued for
 acquisition............     162,500     16       --        --        --        --          --         --         16
Retained earnings of
 acquired company.......         --     --        --        --        --        --          --         661       661
Common stock issued for
 employee stock purchase
 plan...................      50,921      5     1,301       --        --        --          --         --      1,306
Issuance of treasury
 stock upon exercise of
 stock options..........         --     --        --        --        --        --          --        (292)     (292)
Exercise of stock
 options................   1,257,469    125    14,664       --        --        --          --         --     14,789
Tax benefit of
 dispositions of stock
 options................         --     --      6,930       --        --        --          --         --      6,930
Translation adjustment..         --     --        --        --        --        106         --         --        106
Net income year ended
 December 31, 1997......         --     --        --        --        --        --          --      34,525    34,525
                          ---------- ------  --------  --------  --------     -----      ------   --------  --------
BALANCE, DECEMBER 31,
 1997*..................  43,340,361 $4,333  $218,501       --   $    --      $ 444      $1,117   $121,766  $346,161
                          ========== ======  ========  ========  ========     =====      ======   ========  ========

-------
* Restated for pooling of interests with Boston Technology, Inc.

                See notes to consolidated financial statements.

                   COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                   1995*     1996*     1997*
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...................................... $  2,160  $ 42,137  $ 34,524
 Adjustments to reconcile net income to net cash
  provided
  by operating activities:
   Depreciation and amortization.................   10,696    15,493    22,000
   Non-cash charge for warrants issued...........   18,600       --        --
   Changes in assets and liabilities:
    Accounts receivable..........................  (17,244)  (46,044)  (23,977)
    Inventories..................................  (11,999)  (17,816)  (14,818)
    Prepaid expenses and other current assets....   (5,077)   (1,503)  (17,802)
    Accounts payable and accrued expenses........   12,723    35,459     8,314
    Advance payments from customers..............      (46)    5,130     8,595
    Liability for severance pay..................      947       409       807
    Other........................................      549      (305)    3,658
                                                  --------  --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES........   11,309    32,960    21,301
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Maturities and sales (purchases) of bank time
  deposits and
  investments, net...............................   68,663   (27,792)  (53,524)
 Purchase of property and equipment..............  (12,102)  (32,227)  (36,532)
 Capitalization of software development costs....   (4,697)   (4,466)   (6,008)
 Other...........................................     (597)   (1,331)      --
                                                  --------  --------  --------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES......................................   51,267   (65,816)  (96,064)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from issuance of debentures........      --    111,899       --
 Proceeds from issuance of common stock in
  connection with exercise
  of stock options, warrants, and employee stock
  purchase plan..................................    5,198     7,412    23,041
 Net proceeds from bank loans and other debt.....     (767)   10,510    28,989
 Purchases of treasury stock.....................  (10,663)      --        --
 Other...........................................   (1,493)      --        --
                                                  --------  --------  --------
NET CASH (USED IN) PROVIDED BY FINANCING
 ACTIVITIES......................................   (7,725)  129,821    52,030
                                                  --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................   54,851    96,965   (22,733)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....   58,940   113,791   210,756
                                                  --------  --------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR........... $113,791  $210,756  $188,023
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest.......... $  3,677  $  3,276  $  9,184
                                                  ========  ========  ========
 Cash paid during the year for income taxes...... $  5,897  $  5,116  $ 10,811
                                                  ========  ========  ========

--------
* Restated for pooling of interests with Boston Technology, Inc.

                See notes to consolidated financial statements.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1.ORGANIZATION AND BUSINESS

  Comverse Technology, Inc. ("Comverse" and, together with its subsidiaries, "CTI" or the "Company") was organized as a New York corporation in October 1984. The Company is engaged in the design, development, manufacture, marketing and support of special purpose computer and telecommunications systems and software for multimedia communications and information processing applications.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Comverse and its wholly-owned and majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

  CASH, CASH EQUIVALENTS AND BANK TIME DEPOSITS--The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Bank deposits with maturities in excess of three months are classified as bank time deposits.

  SHORT-TERM INVESTMENTS--The Company classifies all of its short-term investments (including U.S. treasury bills) as available-for-sale, accounted for at fair value, with resulting unrealized gains or losses reported as a separate component of stockholders' equity, on a net-of-tax basis.

  CONCENTRATION OF CREDIT RISK--Financial instruments which potentially expose the Company to concentration of credit risk, consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in bank time deposits, money market funds placed with major banks and financial institutions, corporate commercial paper, corporate medium-term notes, and U.S. government obligations that have maturities of one year or less. Accounts receivable are generally diversified due to the number of commercial and government entities comprising the Company's customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

  INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  PROPERTY AND EQUIPMENT--Property and equipment are carried at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment on a straight-line basis over periods ranging from three to seven years. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized.

  INCOME TAXES--The Company accounts for its income using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

  REVENUE AND EXPENSE RECOGNITION--Revenues from product sales are generally recognized upon shipment. Products shipped for customer trials are carried in finished goods inventory until customer acceptance is obtained, at which time revenue is recognized.

  Revenues from certain contracts are recognized under the percentage-of-completion method on the basis of physical completion to date or using actual costs incurred to total expected costs under the contract.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Amounts received from customers in excess of revenues earned under the percentage-of-completion method are recorded as advance payments from customers. Related contract costs include all direct material and labor costs and those indirect costs related to contract performance, and are included in cost of sales in the consolidated statements of income.

  Expenses incurred in connection with research and development activities, other than certain software development costs that are capitalized, and selling, general and administrative expenses are charged to operations as incurred.

  SOFTWARE DEVELOPMENT COSTS--Software development costs are capitalized upon the establishment of technological feasibility and are amortized over the estimated useful life of the software, which to date has been four years or less. Amortization begins in the period in which the related product is available for general release to customers. Amortization expenses amounted to $2,453,000, $3,079,000 and $3,546,000 in 1995, 1996 and 1997,
  respectively.

  FUNCTIONAL CURRENCY AND FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES--The United States dollar (the "dollar") is the functional currency of the major portion of the Company's foreign operations. Most of the Company's sales, and materials purchased for manufacturing, are denominated in or linked to the dollar. Certain operating costs, principally salaries, of foreign operations are denominated in local currencies. In those instances where a foreign subsidiary has a functional currency other than the dollar, the Company records any necessary foreign currency translation adjustment, reflected in stockholders' equity, at the end of each reporting period.

  Net losses from foreign currency transactions, included in the consolidated statements of income, approximated $258,000, $1,012,000 and $2,192,000 in 1995, 1996 and 1997, respectively.

  The Company occasionally enters into foreign exchange forward contracts and options on foreign currencies. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar cash flows resulting from the sale of products to international customers will be adversely affected by changes in exchange rates. Any gain or loss on a foreign exchange contract which hedges a firm commitment is deferred until the underlying transaction is realized, at which time it is included in the consolidated statement of income. At December 31, 1997, there were outstanding forward contracts to purchase approximately $22,680,000 in Western European and Japanese currencies. The Company also purchases foreign exchange options which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. To finance premiums paid on such options, from time to time the Company may also write offsetting options at exercises prices which limit, but do not eliminate, the effect of purchased options as a hedge. As of December 31, 1997, the Company had purchased foreign exchange options of $8,000,000 and written foreign exchange options of $8,000,000 in Western European currencies.

  OTHER ASSETS--Licenses of patent rights and acquired "know-how" are recorded at cost and amortized using the straight-line method over the estimated useful lives of the related technology, not exceeding five years. Goodwill and other intangible assets associated with acquired subsidiaries are amortized over periods ranging from five to twelve years. Debt issue costs are amortized over the ten-year term of the related debt, on a straight-line basis.

  LONG-LIVED ASSETS--The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  PERVASIVENESS OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.RESEARCH AND DEVELOPMENT

  A significant portion of the Company's research and development operations are located in Israel where the Company derives substantial benefits from participation in programs sponsored by the Government of Israel for the support of research and development activities conducted in that country. For the years 1995, 1996 and 1997, the Company's research and development activities included projects partially funded by the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (the "OCS") under which the funding organization reimbursed a portion of the Company's research and development expenditures under approved project budgets. The Company is currently involved in several ongoing research and development projects supported by the OCS. The Company is required to pay royalties to the OCS based on the sale of products incorporating technology developed in these projects. In addition, under the terms of the applicable funding agreements, products resulting from projects funded by the OCS may not be manufactured outside of Israel without government approval. The amounts reimbursed by the OCS for the years 1995, 1996 and 1997 were $7,735,000, $9,172,000 and $16,276,000, respectively.

  The Company has been involved in several software research and development programs that were funded in whole or in part by its customers. Customer funding was recognized as a reduction to research and development expense, and was recognized as development activities occur. Amounts received from customers for research and development funding were included in the balance sheet as advance payments from customers until they are recognized. Customer funding offsets against research and development expense for the years ended December 31, 1995, 1996 and 1997 amounted to approximately $5,051,000, $3,349,000 and $5,148,000, respectively.

4.SHORT-TERM INVESTMENTS

  The Company classifies all of its short-term investments as available-for-sale securities. The following is a summary of available-for-sale securities as of December 31, 1997:

                                                 GROSS      GROSS    ESTIMATED
                                               UNREALIZED UNREALIZED   FAIR
                                        COST     GAINS      LOSSES     VALUE
                                       ------- ---------- ---------- ---------
                                                   (IN THOUSANDS)
   U.S. treasury notes................ $   248   $    4     $  --     $   252
   Corporate debt securities..........  35,685       50        --      35,735
   U.S. Government agency bonds.......     749      --         --         749
                                       -------   ------     ------    -------
   Total debt securities..............  36,682       54        --      36,736
                                       -------   ------     ------    -------
   Common stock.......................  14,359    2,787      1,687     15,459
   Mutual funds investing in U.S.
    government and agencies
    obligations.......................   1,929       35        --       1,964
   Preferred stock....................   5,981      880        233      6,628
                                       -------   ------     ------    -------
   Total equity securities............  22,269    3,702      1,920     24,051
                                       -------   ------     ------    -------
                                       $58,951   $3,756     $1,920    $60,787
                                       =======   ======     ======    =======

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  The following is a summary of available-for-sale securities as of December 31, 1996:

                                                 GROSS      GROSS    ESTIMATED
                                               UNREALIZED UNREALIZED   FAIR
                                        COST     GAINS      LOSSES     VALUE
                                       ------- ---------- ---------- ---------
                                                   (IN THOUSANDS)
   U.S. treasury notes................ $   347   $    4     $  --     $   351
   Corporate debt securities..........  12,493        5        --      12,498
   U.S. government agency bonds.......     746        2        --         748
                                       -------   ------     ------    -------
   Total debt securities..............  13,586       11        --      13,597
                                       -------   ------     ------    -------
   Common stock.......................  15,300    2,878        986     17,192
   Mutual funds investing in U.S.
    government and agencies
    obligations.......................   1,929       10        --       1,939
   Preferred stock....................   6,431      349         44      6,736
                                       -------   ------     ------    -------
   Total equity securities............  23,660    3,237      1,030     25,867
                                       -------   ------     ------    -------
                                       $37,246   $3,248     $1,030    $39,464
                                       =======   ======     ======    =======

  During 1997, the gross realized gains on sales of securities totaled approximately $4,037,000 and the gross realized losses totaled approximately $2,503,000.

  The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are as follows:

                                                                      ESTIMATED
                                                               COST   FAIR VALUE
                                                              ------- ----------
                                                                (IN THOUSANDS)
   Due in one year or less................................... $15,041  $15,047
   Due after one year through three years....................  21,591   21,638
   Due after three years.....................................      50       51
                                                              -------  -------
                                                              $36,682  $36,736
                                                              =======  =======

5.INVENTORIES

  Inventories consist of:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Raw materials................................................ $25,416 $32,379
   Work in process..............................................  17,438  18,104
   Finished goods...............................................   7,686  14,875
                                                                 ------- -------
                                                                 $50,540 $65,358
                                                                 ======= =======

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6.PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
                                                               (IN THOUSANDS)
   Fixtures and equipment.................................... $76,388  $112,625
   Transportation vehicles...................................   3,237     2,845
   Leasehold improvements....................................   1,387     2,072
                                                              -------  --------
                                                               81,012   117,542
   Less accumulated depreciation and amortization............ (37,403)  (55,217)
                                                              -------  --------
                                                              $43,609  $ 62,325
                                                              =======  ========

7.OTHER ASSETS

  Other assets consist of:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Software development costs, net of accumulated amortization of
    $9,103 and $12,649......................................... $10,143 $12,605
   Other assets................................................  13,374  12,053
                                                                ------- -------
                                                                $23,517 $24,658
                                                                ======= =======

8.ACQUISITIONS

  On January 14, 1998, Boston Technology, Inc., a Delaware corporation, ("BTI") merged with and into Comverse in a transaction that has been accounted for as a pooling of interests. BTI designs, develops, manufactures, markets and supports standard and customized enhanced services platforms and software applications for the telephone network operator market. Pursuant to the merger, the issued and outstanding shares of BTI at the effective date of the merger were converted into an aggregate of approximately 18,141,185 shares of Comverse's common stock and outstanding options and warrants to purchase BTI stock were converted into options and warrants to purchase an aggregate of 3,458,265 Comverse shares.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  The table below sets forth the unaudited separate and combined results of CTI and BTI for the fiscal years ended December 31, 1995, 1996 and 1997:

                                   CTI        BTI      ADJUSTMENTS  COMBINED
                                ---------- ----------  ------------------------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1995
   Sales....................... $  137,149 $  105,267               $  242,416
   Net income (loss)........... $   17,050 $  (14,890)              $    2,160
   Earnings per share--
    diluted.................... $     0.75                          $     0.06
   1996
   Sales....................... $  197,181 $  192,458               $  389,639
   Net income.................. $   27,988 $   14,149               $   42,137
   Earnings per share--
    diluted.................... $     1.16                          $     1.01
   1997
   Sales....................... $  280,281 $  210,525    $  (1,866) $  488,940
   Net income (loss)........... $   43,500 $   (7,503)   $  (1,472) $   34,525
   Earnings per share--
    diluted.................... $     1.61                          $     0.75

  BTI had a January fiscal year end. Accordingly, the consolidated statement of income data combines the historical statement of income data of the Company for the years ended December 31, 1995, 1996 and 1997 with the historical statement of income data of BTI for the fiscal years ended January 31, 1996 and 1997 and the eleven months ended December 31, 1997, respectively.

  On February 20, 1997, the Company acquired all of the outstanding stock of Enhanced Communications Corporation ("ECC"), a company providing outsourcing of voice messaging, for 162,500 shares of the Company's common stock. The combination has been accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition due to immateriality and recorded the book value of the net assets of ECC of $661,000 in the statement of stockholders' equity.

  On August 30, 1995, the Company acquired DGM&S, a corporation that develops and markets telecommunications software products. To effect the acquisition, the Company issued 1,078,944 shares of common stock for all of the outstanding common stock of DGM&S. The acquisition has been accounted for as a pooling of interests; therefore, prior financial statements and information have been restated to include DGM&S, as if the companies had been combined for all periods presented.

9.ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accounts payable............................................ $35,164 $42,462
   Accrued payroll and vacation................................  14,103  20,300
   Accrued royalties...........................................   3,426   6,049
   Other accrued expenses......................................  27,247  19,443
                                                                ------- -------
                                                                $79,940 $88,254
                                                                ======= =======

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

10.BANK LOANS

  As of December 31, 1997, a subsidiary of Comverse has a bank loan of $16,500,000. The loan has an interest rate of 6% and is repayable in July 1998. The loan is secured by a $16,500,000 deposit with the bank.

  As of December 31, 1997, the Company maintained a $60,000,000 revolving credit facility with four banks. Borrowings are collateralized by the Company's accounts receivable and inventories and bear interest at the prime rate (8.5% at December 31, 1997) or the LIBOR rate plus 175 basis points. The credit facility is scheduled to expire on July 17, 1999. This revolving credit facility also has a .25% annual commitment fee on the unused portion. This facility contains quarterly covenants which, among other things, require the Company to maintain certain financial ratios, specified levels of equity and other restrictions. The Company had outstanding cash borrowings of $17,000,000 at December 31, 1997. In January 1998, the borrowings were repaid and the credit facility was cancelled.

11.CONVERTIBLE SUBORDINATED DEBENTURES

  In October 1996, the Company issued $115,000,000 of convertible subordinated debentures bearing interest at 5 3/4% per annum, payable semi-annually. The debentures mature on October 1, 2006. The debentures are convertible into shares of the Company's common stock at a conversion price of $45.75 per share, subject to adjustment in certain events. The debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The debentures are redeemable at the option of the Company, in whole or in part, at prices decreasing from 102% of the face amount on October 12, 1999 to par on October 1, 2001. The debenture holders may require the Company to repurchase the debentures at par in the event that the common stock ceases to be publicly traded and, in certain instances, upon a change in control of the Company.

  In November 1993, the Company issued $60,000,000 of convertible subordinated debentures bearing interest at 5 1/4% per annum, payable semi-annually. In November 1996, the Company called these debentures for redemption. All of the debentures were converted into 3,096,768 shares of common stock.

12.LIABILITY FOR SEVERANCE PAY

  Liability for severance pay consists of the Company's unfunded liability for severance pay to employees of certain foreign subsidiaries and accrued severance to the Company's chief executive officer.

  The Company's statutory obligation for severance pay to employees of its Israeli subsidiaries is determined on the basis of each individual's current salary and length of employment. Funding is currently provided primarily by premiums paid by the Company to insurance providers.

  The Company is obligated under an agreement with its chief executive officer to provide a severance payment upon the termination of his employment with the Company. Approximately $1,186,000 and $1,398,000 has been accrued as of December 31, 1996 and 1997, respectively, relating to this liability.

13.RELATED PARTIES

  The Company paid or accrued legal fees to one of its directors in the amounts of $298,000, $254,000, and $422,000 in 1995, 1996 and 1997,
  respectively.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14.STOCK OPTIONS

  EMPLOYEE STOCK OPTIONS--At December 31, 1997, 5,277,904 shares of common stock were reserved for issuance upon the exercise of options then outstanding and 1,478,899 options were available for future grant under Comverse's Stock Option Plans, under which options may be granted to key employees, directors, and other persons rendering services to the Company. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of grant and are subject to certain quantity and other limitations specified in Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions. The right to exercise the options generally vests in annual increments over periods of up to four years from the date of grant or the date of commencement of the grantee's employment with the Company.

  The changes in the number of options were as follows:

                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1995       1996        1997
                                               ---------  ---------  ----------
   Outstanding at beginning of year........... 4,346,902  4,620,225   5,572,961
   Granted during the year.................... 1,234,756  1,892,136   1,104,750
   Exercised during the year..................  (804,192)  (730,928) (1,257,469)
   Canceled, terminated and expired...........  (157,241)  (208,472)   (142,338)
                                               ---------  ---------  ----------
   Outstanding at end of year................. 4,620,225  5,572,961   5,277,904
                                               =========  =========  ==========

  At December 31, 1997, options to purchase an aggregate of 2,136,339 shares were vested and currently exercisable under the option plans and options to purchase an additional 3,141,565 shares vest at various dates extending through the year 2001.

  Weighted average option exercise price information for the years 1995, 1996 and 1997 was as follows:

                                                            1995   1996   1997
                                                           ------ ------ ------
   Outstanding at beginning of year....................... $ 8.57 $11.25 $16.62
   Granted during the year................................  17.38  27.11  43.04
   Exercised during the year..............................   5.71   8.92  12.38
   Canceled, terminated and expired.......................  13.70  17.55  26.97
   Exercisable at year end................................   7.56   9.77  11.68

  Significant option groups outstanding at December 31, 1997 and related weighted average price and life information were as follows:

                                WEIGHTED AVERAGE    WEIGHTED                   WEIGHTED
      RANGE OF        NUMBER       REMAINING        AVERAGE       NUMBER       AVERAGE
   EXERCISE PRICE   OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE EXERCISABLE EXERCISE PRICE
   --------------   ----------- ---------------- -------------- ----------- --------------
   $ 1.40-
    $10.00           1,463,194        5.24           $ 7.11      1,321,943      $ 6.79
   $10.20-
    $23.75           2,165,585        7.74            19.57        748,968       18.23
   $25.47-
    $44.25           1,362,795        8.95            39.79         63,028       34.93
   $45.09-
    $51.83             286,330        9.06            47.00          2,400       45.25
                     ---------        ----           ------      ---------      ------
                     5,277,904        7.43           $22.81      2,136,339      $11.68
                     =========        ====           ======      =========      ======

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plans. Accordingly, as all options have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company in connection with its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by approximately $2,254,000, $4,962,000 and $13,505,000 or $.06, $.11 and $.29 per diluted share in
  1995, 1996 and 1997, respectively. The weighted average fair value of the options granted during 1995, 1996 and 1997 is estimated at $9.63, $14.20 and $23.21 on the date of grant (using the Black-Scholes option pricing model) with the following weighted average assumptions for 1995, 1996 and 1997, respectively: volatility of 63%, 56% and 54%, risk-free interest rate of 6.7%, 6.3% and 6.5%, and an expected life of 4.6, 4.6 and 4.7 years in 1995, 1996 and 1997, respectively.

  OPTIONS ON SUBSIDIARY SHARES--Comverse has granted to its chief executive officer, under the terms of his employment agreement, options to acquire 7.5% of the equity of Comverse's subsidiaries, other than Efrat Future Technology, Ltd. ("Efrat"). In addition, Comverse has granted to certain other key executives of the Company options to acquire shares of certain subsidiaries, other than Efrat, as a means of providing incentives directly tied to the performance of those subsidiaries for which different executives have direct responsibility. Such options, which upon exercise would represent in the aggregate up to 23.6% of the outstanding shares of each subsidiary, have terms of ten years and become exercisable and vest in equal ratable annual increments over periods ranging from three to five years from the first anniversary of the date of initial grant. The exercise price of each option is equal to the higher of the book value of the underlying shares at the date of grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by a committee of the Board of Directors. Upon the exercise, in whole or in part, of any option, Comverse will receive an irrevocable proxy to vote the underlying shares and a right of first refusal to purchase the shares upon any proposed sale, transfer or other disposition, until such time as the shares shall have been sold in a bona fide open market transaction.

15.WARRANTS

  In November 1995, the Company entered into an agreement to supply its products to AT&T. Pursuant to this agreement, the Company issued warrants to purchase shares of its common stock at an exercise price of $21.54 per share. The warrants vest in five equal annual increments, commencing with the first anniversary of the date of grant, and remain exercisable for 30 months after first becoming exercisable. Any stock issued as a result of the exercise of the warrants would be for the customer's investment purposes only, and would be "restricted securities" under Rule 144 of the Securities Act of 1933. As of December 31, 1997, warrants to purchase 1,914,432 shares are outstanding, none of which are exercisable.

  At commencement of the contract, the Company estimated that compliance with the terms of the agreement would result in a $21,000,000 loss, which was recognized in the year ended December 31, 1995. Included in the $21,000,000 was a charge of $18,600,000 relating to the value of the warrants issued to AT&T, based on an evaluation performed by an independent investment banking firm.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

16.EARNINGS PER SHARE ("EPS")

  In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". Basic earnings per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share further assumes the issuance of common shares for all dilutive potential common shares outstanding. The calculation for earnings per share for each of the three years ended December 31, 1997 was as follows:

                                      1995                     1996                     1997
                             ----------------------- ------------------------ ------------------------
                                           PER SHARE                PER SHARE                PER SHARE
                             INCOME SHARES  AMOUNT   INCOME  SHARES  AMOUNT   INCOME  SHARES  AMOUNT
                             ------ ------ --------- ------- ------ --------- ------- ------ ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
   BASIC EPS
   Net Income..............  $2,160 37,281   $0.06   $42,137 38,223   $1.10   $34,525 42,413   $0.81
                                             =====                    =====                    =====
   EFFECT OF DILUTIVE
    SECURITIES
   Options.................          1,479                    3,453                    3,556
   Convertible debentures..                            2,586  2,701
                             ------ ------   -----   ------- ------   -----   ------- ------   -----
   DILUTED EPS.............  $2,160 38,760   $0.06   $44,723 44,377   $1.01   $34,525 45,969   $0.75
                             ====== ======   =====   ======= ======   =====   ======= ======   =====

  Debentures convertible into 3,096,768 shares, 2,513,661 shares and 2,513,661 shares were outstanding as of December 31, 1995, 1996 and 1997, respectively, but were not included in the computation of diluted EPS because the effect of including them would be antidilutive.

17.FOREIGN OPERATIONS

  Condensed net assets, exclusive of intercompany balances, applicable to all foreign operations, principally located in Israel, included in the consolidated balance sheets, are summarized as follows:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               ------- --------
                                                                (IN THOUSANDS)
   Current assets............................................. $85,841 $131,262
   Property and equipment, net................................  13,548   19,523
   Software development costs, net............................   9,394   12,134
   Other assets...............................................      80    1,757
                                                               ------- --------
     Total assets............................................. 108,863  164,676
                                                               ------- --------
   Current liabilities........................................  32,323   43,942
   Other liabilities..........................................   2,258    2,849
                                                               ------- --------
     Total liabilities........................................  34,581   46,791
                                                               ------- --------
       Net assets............................................. $74,282 $117,885
                                                               ======= ========

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Condensed operating information, exclusive of intercompany transactions, applicable to all foreign operations, principally located in Israel, included in the consolidated statements of income, is summarized as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    ------- --------  --------
                                                         (IN THOUSANDS)
   Total revenues.................................. $72,843 $ 95,766  $156,337
   Costs and expenses..............................  71,430  112,056   166,726
                                                    ------- --------  --------
   Operating income (loss)......................... $ 1,413 $(16,290) $(10,389)
                                                    ======= ========  ========

  The operating results shown above reflect the inclusion in costs and expenses of fixed charges incurred by Comverse's foreign subsidiaries necessary to support a level of activity which is greater than that shown in the table due to the exclusion of intercompany revenue. Foreign operations in 1996 and 1997 were profitable when intercompany transactions are included.

18.INCOME TAXES

  The provision for income taxes consists of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995      1996     1997
                                                     -------  --------  -------
                                                          (IN THOUSANDS)
   Current:
    Federal......................................... $ 2,218  $  9,885  $ 3,471
    State...........................................     585     1,235      703
    Foreign.........................................   1,022     1,950    2,216
                                                     -------  --------  -------
                                                       3,825    13,070    6,390
                                                     -------  --------  -------
   Deferred (benefit):
    Federal.........................................  (1,559)   (2,716)   2,810
    State...........................................    (325)     (206)     215
    Foreign.........................................     221        22      (17)
                                                     -------  --------  -------
                                                      (1,663)   (2,900)   3,008
                                                     -------  --------  -------
                                                     $ 2,162  $ 10,170  $ 9,398
                                                     =======  ========  =======

  The reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1995  1996  1997
                                                              ----  ----  ----
   U.S. Federal statutory rate...............................   35%  35%   35%
   Consolidated worldwide income in excess of U.S. income.... (136) (18)  (31)
   Foreign income taxes......................................   29    4     5
   AT&T warrants.............................................  151  --    --
   Other.....................................................  (29)  (2)   12
                                                              ----  ---   ---
   Company's effective tax rate..............................   50%  19%   21%
                                                              ====  ===   ===

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  (b) operating loss carryforwards. The tax effects of significant items comprising the Company's deferred tax asset and liability at December 31, 1996 and 1997 are as follows:

                                                               1996    1997
                                                              ------  -------
                                                              (IN THOUSANDS)
   Deferred tax liability:
    Expenses deductible for tax purposes and not for
     financial reporting purposes............................ $1,681  $   846
    Unrealized gain on available-for-sale securities.........    674      679
                                                              ------  -------
                                                              $2,355  $ 1,525
                                                              ------  -------
   Deferred tax asset:
    Reserves not currently deductible........................ $8,308  $15,827
    Tax loss carryforwards...................................  1,091      482
    Inventory capitalization.................................   (263)     420
    Other....................................................    474       94
                                                              ------  -------
                                                               9,610   16,823
   Less: valuation allowance................................. (3,814) (14,660)
                                                              ------  -------
     Total deferred tax asset................................ $5,796  $ 2,163
                                                              ======  =======

  Income tax has not been provided on unrepatriated earnings of foreign subsidiaries as currently it is the intention of the Company to reinvest such foreign earnings in their operations.

19.BUSINESS SEGMENT INFORMATION

  The Company is engaged in one business segment: the design, development, manufacture, marketing and support of special purpose computer and telecommunications systems and software for multimedia communications and information processing applications.

  Sales by geographic regions, as a percentage of total sales, for the years ended December 31, 1995, 1996 and 1997 were as follows:

                                                                 1995  1996  1997
                                                                 ----  ----  ----
   United States................................................  34%   49%   33%
   Canada.......................................................   2%    2%    1%
   Europe.......................................................  18%   20%   26%
   Far East/Australia...........................................  36%   23%   30%
   Latin America................................................   3%    1%    6%
   Other........................................................   7%    5%    4%
                                                                 ---   ---   ---
   Total........................................................ 100%  100%  100%
                                                                 ===   ===   ===

  In 1996, sales to AT&T constituted 11% of total sales. No customer accounted for 10% of sales in 1995 or 1997.

20.COMMITMENTS AND CONTINGENCIES

  LEASES--The Company leases office, manufacturing, and warehouse space under non-cancelable operating leases. Rent expense for all leased premises approximated $5,889,000, $7,839,000 and $11,705,000 in 1995, 1996, and
  1997, respectively.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  As of December 31, 1997, the minimum rent obligations of the Company were approximately as follows:

                                                                      AMOUNT
                                                                  --------------
                                                                  (IN THOUSANDS)
      1998.......................................................    $ 13,568
      1999.......................................................      12,090
      2000.......................................................       9,944
      2001.......................................................       9,779
      2002 and thereafter........................................      64,948
                                                                     --------
                                                                     $110,329
                                                                     ========

  EMPLOYMENT AGREEMENTS--The Company is obligated under employment contracts with its chief executive officer to provide salary, bonuses, and fringe benefits through June 30, 2000. Minimum salary payments under the contracts currently amount to $350,000 per year and aggregate $875,000 through June 30, 2000. The executive is entitled to annual bonuses equal to at least 3% of the Company's consolidated after-tax net income during each year. Upon termination or expiration of the term of employment, the executive is entitled to receive a severance payment equal to $93,170 for each year of his previous and current employment with the Company, which is increased by the rate of 10% per annum compounded for each year of employment, plus continued employment-related benefits for the period of 36 months thereafter. If the termination of employment results from a unilateral termination or fundamental breach of the agreement by the Company, or the resignation of the executive within six months following a change in control of the Company not approved by the executive in his capacity as a director of Comverse, the executive is entitled to an additional payment equal to 299% of the average annual cash compensation, including salary and any bonus payments, received by the executive from the Company during the three immediately preceding fiscal years, plus an amount equal to the income tax resulting from such payment. The agreements also provide for the executive to receive options entitling him to purchase 7 1/2% of the equity of Comverse's subsidiaries, other than Efrat, at prices equal to the higher of book value of the underlying shares at the date of option grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by the Board of Directors.

  Most other employment agreements of the Company are terminable with or without cause with prior notice of 60 days or less. In certain instances, the termination of employment agreements without cause entitles the employees to certain benefits, including acceleration of the vesting of stock options and severance payment of as much as one year's compensation.

  LICENSES AND ROYALTIES--The Company licenses certain technology, "know-how," software and related rights for use in the manufacture and marketing of its products, and pays royalties to third parties under such licenses and under other agreements entered into in connection with research and product development activities. The Company currently pays royalties on the sale of substantially all of its product lines in varying amounts based upon the revenues attributed to the various components of such products. Royalties typically range up to 6% of net sales of the related products and, in the case of royalties due to government funding sources in respect of research and development projects, are required to be paid until the funding organization has received total royalties ranging from 100% to 150% of the amounts received by the Company under the approved project budgets.

  DIVIDEND RESTRICTIONS--The ability of Comverse's Israeli subsidiaries to pay dividends is governed by Israeli law, which provides that cash dividends may be paid by an Israeli corporation only out of retained

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  earnings as determined for statutory purposes in Israeli currency. In the event of a devaluation of the Israeli currency against the dollar, the amount in dollars available for payment of cash dividends out of prior years' earnings will decrease accordingly. Cash dividends paid by an Israeli corporation to United States residents are subject to withholding of Israeli income tax at source at a rate of up to 25%, depending on the particular facilities which have generated the earnings that are the source of the dividends.

  INVESTMENTS--In 1997, wholly-owned subsidiaries of Comverse and Quantum Industrial Holdings Ltd. organized two new companies to make investments primarily relating to Israel, including investments in high technology ventures. Each participant committed a total of $25,000,000 to the capital of the new companies, for use as suitable investment opportunities are identified. Quantum Industrial Holdings Ltd. is the principal direct investment vehicle of the Quantum Group, a group of investment funds managed by Soros Fund Management LLC.

  GUARANTIES--The Company has obtained bank guaranties primarily for performance of certain obligations under contracts with customers. These guaranties, which aggregated approximately $13,142,000 at December 31, 1997, are to be released by the Company's performance of specified contract milestones, which are scheduled to be completed primarily during 1998.

  LITIGATION--On February 2, 1998, Computel Computadores e Telecommunicacoes S.A. ("Computel") filed a Request for Arbitration with the International Chamber of Commerce ("ICC") in Paris, France (No. 9858/FMS), claiming breaches by BTI and its wholly-owned subsidiary, Boston Technology Investments, Inc., in respect of agreements with Computel and its affiliates for the distribution of BTI's systems in Brazil. On March 10, 1998, the Company commenced an action against Computel and an affiliate in the Middlesex Superior Court of Massachusetts (Civil Action No. 98-1155) seeking declaratory judgments as to arbitrability and the continuing validity of the Purchase and Sale Agreement between the parties, Computel's specific performance of such agreement and injunctions to prevent Computel from proceeding with the ICC arbitration. In this action, the Company seeks damages in excess of $3,767,500 as a result of Computel's failure to pay monies owed under the Purchase and Sale Agreement, as well as costs and attorneys' fees. The defendants have filed a counterclaim in that action alleging, among other things, that BTI breached its obligations to Computel by merging with Comverse and thereby competing with a company jointly established by the parties in connection with such distribution activities, by delivering equipment that did not conform to specifications, and by failing to support this equipment. On April 21, 1998, the Company served on Computel and its affiliate a motion to stay and to compel arbitration and to dismiss certain counts of defendants' Counterclaim. On March 11, 1998, the Company filed a Demand for Arbitration with the American Arbitration Association in Boston, Massachusetts, against Computel and certain of its affiliates claiming breach of a Distribution Agreement between the parties and unfair and deceptive trade practices. In this arbitration, the Company seeks to recover damages in excess of $12,000,000, plus interest, for systems shipped to respondents, and additional damages for respondents' repudiation and anticipatory breach of contract and unfair and deceptive trade practices. On April 3, 1998, the Middlesex Superior Court issued a temporary injunction prohibiting Computel from proceeding with its ICC arbitration request.

  The Company is subject to certain other legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have any significant adverse effect upon the Company's business or its consolidated financial statements.

                  COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

21.FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                         DECEMBER 31, 1996   DECEMBER 31, 1997
                                        ------------------- -------------------
                                        CARRYING ESTIMATED  CARRYING ESTIMATED
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
                                                    (IN THOUSANDS)
   Liabilities:
    Convertible subordinated
     debentures.......................  $115,000  $119,456  $115,000  $122,188
    Off-balance sheet financial
     instruments:
    Foreign exchange forward contracts
     used for hedging purposes........  $    --   $     64  $    --   $  1,407

  CASH AND CASH EQUIVALENTS, BANK TIME DEPOSITS, SHORT-TERM INVESTMENTS, ACCOUNTS RECEIVABLE, LONG-TERM RECEIVABLES, INVESTMENTS, AND ACCOUNTS PAYABLE--The carrying amounts of these items are a reasonable estimate of their fair value.

  CONVERTIBLE SUBORDINATED DEBENTURES AND FOREIGN EXCHANGE FORWARD CONTRACTS--The fair value of these securities is estimated based on quoted market prices or recent sales for those or similar securities.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

22.QUARTERLY INFORMATION (UNAUDITED)

  The following table shows selected results of operations for each of the quarters during 1996 and 1997.

                                                       FISCAL QUARTER ENDED
                            ---------------------------------------------------------------------------
                            MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31,
                              1996      1996     1996      1996     1997      1997     1997      1997
                            --------- -------- --------- -------- --------- -------- --------- --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Sales...................  $76,161  $88,084  $104,710  $120,684 $126,848  $133,012 $140,327  $ 88,753
   Gross profit............  $41,231  $51,065  $ 58,772  $ 69,047 $ 74,221  $ 80,101 $ 85,081  $ 46,897
   Net income (loss).......  $ 7,337  $ 9,642  $ 11,406  $ 13,752 $ 15,494  $ 17,050 $ 18,246  $(16,265)
   Diluted earnings per
    share..................  $  0.18  $  0.23  $   0.27  $   0.32 $   0.34  $   0.37 $   0.39  $  (0.35)
                             =======  =======  ========  ======== ========  ======== ========  ========

  The difference between income per share for the years and the sum of the income per share for the quarters comprising the years is due to differences in the calculation of the weighted average number of shares outstanding over the respective periods and rounding adjustments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


INTRODUCTION

       On January 14, 1998, Comverse Technology, Inc. ("Comverse" and, together with its subsidiaries, the "Company") consummated a merger (the "Merger") with Boston Technology, Inc., a Delaware corporation ("Boston") in a transaction in which former shareholders of Boston received an aggregate of 18,141,185 shares of Comverse's Common Stock. The Merger has been accounted for as a pooling of interests. This Discussion and Analysis reviews the financial statements of the Company for the three years ended December 31, 1997 restated to include the operations of Boston for its fiscal years ended January 31, 1996 and 1997 and the eleven months ended December 31, 1997.

RESULTS OF OPERATIONS

       The following discussion and analysis of the Company's results of operations covers the operating results of Comverse and its consolidated subsidiaries for the fiscal years included in the foregoing selected financial data.

COMPARISON OF 1996 AND 1997 OPERATIONS

       Total Revenues. Total revenues increased from 1996 to 1997 by approximately $105,252,000 (26%). The increase is attributable primarily to a higher volume of sales of systems and parts. Sales increased from 1996 to 1997 by approximately $99,301,000 (25%), primarily resulting from increased sales of Comverse Network Systems' products. Interest and other income increased from 1996 to 1997 by approximately $5,951,000 (54%), resulting primarily from increased interest and dividend income, the investment of funds generated through the issuance of convertible subordinated debentures in October 1996, and realized gains on sales of investments.

       Cost of Sales. Cost of sales increased by approximately $33,116,000 (20%) from 1996 to 1997 primarily as a result of the increase in sales. Gross margins increased from approximately 56.5% in 1996 to approximately 58.6% in 1997.

       Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from 1996 to 1997 by approximately $44,701,000 (48%) and as a percentage of total revenues increased from approximately 23% in 1996 to approximately 27% in 1997. The increased amount was a result of increased sales, marketing and administrative activities associated with the overall growth of the Company's operations, and particularly with the expansion of direct sales and marketing activities.

       Research and Development Expenses. Net research and development expenses during 1997 increased by approximately $30,398,000 (46%) over 1996 due to overall growth of research and development operations, the initiation of significant new research and development projects and increases in salaries and other costs associated with research and development operations in Israel.

       Royalties and License Fees. Royalties and license fees increased from 1996 to 1997 by approximately $1,882,000 (18%) due primarily to growth in sales of royalty-bearing products.

       Income Tax Provision. Provision for income taxes decreased from 1996 to 1997 by approximately $772,000 (8%), while the Company's overall effective tax rate increased from approximately 19% during 1996 to approximately 21% in 1997. The Company's overall rate of tax is reduced significantly by the tax benefits associated with qualified activities of one of its Israeli subsidiaries, which is entitled to favorable income tax rates under a program of the Israeli Government for "Approved Enterprise" investments in that country.

       Net Income. Net income after taxes decreased from approximately $42,137,000 in 1996 to approximately $34,525,000 in 1997, a decrease of approximately $7,612,000 (18%), while net income after taxes as a percentage of total revenues decreased from approximately 10.5% in 1996 to approximately 6.8% in 1997. The decreases resulted primarily from the factors described above.

COMPARISON OF 1995 AND 1996 OPERATIONS

       Total Revenues. Total revenues increased from 1995 to 1996 by approximately $148,318,000 (59%). The increase is attributable primarily to a higher volume of sales of systems and parts. Sales increased from 1995 to 1996 by approximately $147,223,000 (61%), primarily resulting from increased sales of Comverse Network Systems' products. Interest and other income increased from 1995 to 1996 by approximately $1,095,000 (11%), resulting primarily from increased interest and dividend income, the investment of funds generated through the issuance of convertible subordinated debentures in October 1996, and realized gains on sales of short-term investments.

       Cost of Sales. Cost of sales increased by approximately $64,544,000 (61%) from 1995 to 1996 primarily as a result of the increase in sales. Gross margins decreased from approximately 56.7% in 1995 to approximately 56.5% in 1996.

       Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from 1995 to 1996 by approximately $20,651,000 (28%) and as a percentage of total revenues decreased from approximately 29% in 1995 to approximately 23% in 1996. The increased amount was a result of increased sales, marketing and administrative activities associated with the overall growth of the Company's operations, and particularly with the expansion of direct sales and marketing activities.

       Research and Development Expenses. Net research and development expenses during 1996 increased by approximately $24,918,000 (60%) over 1995 due to overall growth of research and development operations, the initiation of significant new research and development projects and increases in salaries and other costs associated with research and development operations in Israel.

       Royalties and License Fees. Royalties and license fees increased from 1995 to 1996 by approximately $7,122,000 (214%) due primarily to growth in sales of royalty-bearing products, as well as a new licensing agreement.

       Warrants and Other Expenses Associated with AT&T Contract Acquisition.
In 1995, the Company entered into an agreement with AT&T Corporation ("AT&T") for the supply of the Company's Access NP Network Services Platform and its AccessMAX object-oriented software. Pursuant to the agreement, the Company issued to AT&T warrants to purchase the Company's common stock. In conjunction with the issuance of the warrants and the start-up costs associated with the agreement, the Company took a non-cash, non-tax deductible charge of $21,000,000 to earnings. The $21,000,000 charge was due primarily to the valuation placed on the warrants.

       Income Tax Provision. Provision for income taxes increased from 1995 to 1996 by approximately $8,008,000 (370%), while the Company's overall effective tax rate decreased from approximately 50% during 1995 to approximately 19% in 1996. The Company's overall rate of tax is reduced significantly by the tax benefits associated with qualified activities of one of its Israeli subsidiaries, which is entitled to favorable income tax rates under a program of the Israeli Government for "Approved Enterprise" investments in that country.

       Net Income. Net income after taxes increased from approximately $2,160,000 in 1995 to approximately $42,137,000 in 1996, an increase of approximately $39,977,000 (1,851%), while net income after taxes as a percentage of total revenues increased from approximately 0.9% in 1995 to approximately 10.5% in 1996. The increases resulted primarily from the factors described above.


LIQUIDITY AND CAPITAL RESOURCES

       At December 31, 1997, the Company had cash and cash equivalents of approximately $188,023,000, bank time deposits of approximately $40,700,000, short-term investments of approximately $60,787,000 and working capital of approximately $395,503,000. In addition, in June 1998, the Company issued $250,000,000 of 4-1/2% Convertible Subordinated Debentures due 2005. The Company believes that its existing working capital, together with funds generated from operations, will be sufficient to provide for its planned operations at least through December 31, 1998.

       The Company regularly examines opportunities for strategic acquisitions of other companies or lines of business, and anticipates that it may from time to time issue additional debt and/or equity securities either as direct consideration for such acquisitions or to raise additional funds to be used (in whole or in part) in payment for acquired securities or assets. The issuance of such securities can be expected to have a dilutive impact on the Company's shareholders, and there can be no assurance as to whether or when any acquired business would contribute positive operating results commensurate with the associated acquisition cost.

       The Company's liquidity and capital resources have not been, and are not anticipated to be, materially affected by restrictions pertaining to the ability of its subsidiaries in Israel to pay dividends or by withholding taxes associated with any such dividend payments. Cash dividends paid by an Israeli corporation to United States residents are subject to withholding of Israeli income tax at source at rates of up to 25%, depending on the particular facilities that have generated the earnings that are the source of the dividends.


YEAR 2000

     The Company has taken actions to understand the nature and extent of the work required to make its systems, products and infrastructure Year 2000 compliant and has begun work to prepare its products and its financial, information and other computer-based systems for the Year 2000, including replacing and/or updating existing legacy systems. The Company continues to evaluate the estimated costs associated with these efforts. While these efforts will involve additional costs, the Company believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations, products or financial prospects.


CERTAIN TRENDS AND UNCERTAINTIES

     The Company has benefited from the growth in its business and capital base over the past several years to make significant new investment in its operations and infrastructure intended to enhance its opportunities for future growth and profitability. The Company's results of operations reflect the significant increase in its investment in operations over the past three years. The Company intends to continue to make significant investments in the growth of its business, and to examine opportunities for additional growth through acquisitions and strategic investments. The impact of these decisions on future profitability cannot be predicted with assurance, and the Company's commitment to growth may increase its vulnerability to unforeseen downturns in its markets, technology changes and shifts in competitive conditions. However, the Company believes that significant opportunities exist in the markets for each of its main product lines, and that continued strong investment in its technical, product development, marketing and sales capabilities will enhance its opportunities for long term growth and profitability.

     The Merger involves the integration of two companies that have previously operated independently. The combination of two sizable technology-based companies involves significant complexities, and no assurance can be given that the combined Company will be able to integrate the operations of Boston into the Company without encountering difficulties or experiencing the loss of key Comverse or Boston personnel or that the benefits expected from such integration will be realized. The integration of two companies across geographically dispersed operations can create the risk of disruption in operations of the combined company, and neither company's management has substantial experience in managing such integration or the operations of an entity the size of the combined company. The Company does not expect to realize cost savings in the near future as a result of the Merger, and no assurance can be given that any savings can be achieved in future periods. Furthermore, there can be no certainty that the Merger will not adversely affect the relationships with key
customers or key vendors of either company.   As a result of its significantly
greater concentration on a small number of large telephone company customers, Boston's business has historically been considerably more volatile than that of Comverse, and the operations of the combined company are likely to be less predictable and subject to greater risks from actions of individual customers than the operations of Comverse in recent years.

     The telecommunications industry is subject to rapid technological change. The Company's revenue stream will depend on its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis. This includes any customer-requested custom software enhancements required in the normal course of product delivery and customer demands for the technological convergence of the Company's products. The Company's products involve sophisticated hardware and software technology that performs critical functions to highly demanding standards. There can be no assurance that the Company's current or future products will not develop operational problems, which could have a material adverse effect on the Company. In addition, if the Company were to delay the introduction of new products, or to delay the delivery of specific custom software enhancements, the Company's operating results could be adversely affected. The Company sells a majority of its products to companies in the telecommunications industry. This industry is undergoing significant change as a result of deregulation and privatization worldwide, reducing restrictions on competition in the industry. Unforeseen changes in the regulatory environment may have an impact on the Company's revenues and/or costs in any given part of the world. The worldwide enhanced services systems industry is already highly competitive and the Company expects competition to intensify. The Company believes that existing competitors will continue to present substantial competition, and that other companies, many with considerably greater financial, marketing and sales resources than the Company, may enter the enhanced services systems markets. The 1997 acquisition of Octel Communications Corporation, a significant competitor of the Company, by Lucent

Technologies, Inc. may intensify the competitive environment in the industry, and there can be no assurance that similar business combinations or industry consolidation will not occur in the future.

     The enhanced services platforms industry has experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in the industry, although the impact on the industry generally and on the Company's position in the industry cannot be predicted with assurance. Significant changes in the industry make planning decisions more difficult and increase the risk inherent in the planning process.

     The market for telecommunications monitoring systems is also in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications environment and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in the market, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. The continuing delay and uncertainties surrounding the Communications Assistance for Law Enforcement Act ("CALEA") have had a significant impact on acquisition plans of law enforcement agencies in North America engaged in monitoring activities, and no assurances can be given as to the timing or ultimate content of the proposed legislation. Competitive conditions in this sector have also been affected by the increasing use by certain potential government customers of their own internal development resources rather than outside vendors to provide certain technical solutions.
In addition, a number of established government contractors, particularly developers and integrators of technology products, have taken steps to redirect their marketing strategies and product plans in reaction to cut-backs in their traditional areas of focus, resulting in an increase in the number of competitors and the range of products offered in response to particular requests for proposals. The lack of predictability in the timing and scope of government procurements have similarly made planning decisions more difficult and have increased the associated risks.

     The Company has historically derived a significant portion of its sales and operating profit from a relatively small number of contracts for large system installations with major customers. Boston's operating results, in particular, have often been characterized by volatility and lack of predictability, reflecting its traditional customer concentration among major telecommunications
services providers such as the Regional Bell Operating Companies.   The Company
continues to emphasize large capacity systems in its product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain particular contracts is inherently difficult to predict. The Company believes that opportunities for large installations will continue to grow in both its commercial and government markets, and intends to continue to expand its research and development, manufacturing, sales and marketing and product support capabilities in anticipation of such growth. However, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. The Company's future operating results may accordingly exhibit a higher degree of volatility than the operating results of other companies in its industries that have adopted different strategies, and than the Company has experienced in prior periods. Although the Company is actively pursuing a number of significant procurement opportunities in the United States and internationally, both the timing of any eventual procurements and the probability of the Company's receipt of significant contract awards are uncertain. The degree of dependence by the Company on large orders, and the investment required to enable the Company to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with its business.

     The Company has significantly increased its expenditures in all areas of its operations during recent periods, including the areas of research and development and marketing and sales, and the Company plans to further increase these expenditures in the foreseeable future. The increase in research and development expenditures reflects the Company's concentration on enhancing the range of features and capabilities of its existing product lines and developing new generations of its products. The Company believes that these efforts are essential for the continuing competitiveness of its product offerings and for positioning itself to participate in future growth opportunities in both the commercial and government sectors. The increase in sales and marketing expenditures primarily results from the Company's decision to expand its activities and direct presence in a growing number of world markets. The Company's costs of operations have also been affected by increases in the cost of its operations in Israel, resulting both from general inflation and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of technology-based industries in that country. The increase in these costs in recent periods has not been offset by proportional devaluation of the Israeli shekel against the United States dollar, and accordingly has had a negative impact on the Company's overall results of operations. Continuation of such trends may have a material adverse effect on the Company's future results of operations.

     A significant portion of the Company's research and development and manufacturing operations are located in Israel and may be affected by regulatory, political, military and economic conditions in that country. The Company's historical operating results reflect substantial benefits from programs sponsored by the Israeli government for the support of research and development, as well as favorable tax rates available to "Approved Enterprises" in Israel. The Israeli government has indicated its intention to reexamine certain of its policies in these areas. In 1996, the Israeli government acted to increase, from between 2% and 3% of associated product sales to between 3% and 5% of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under the conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which the Company has regularly participated and under which it continues to receive significant benefits through reimbursement of qualified research and development expenditures. The Company's repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. In addition, permission from the government of Israel is required for the Company to manufacture outside of Israel products resulting from research and development activities funded under such programs, or to transfer outside of Israel related technology rights, and in order to obtain such permission the Company may be required to increase the royalties to the applicable funding agencies and/or repay certain amounts received as reimbursement of research and development costs. The Company expects to incur additional royalty expenses and/or repayment obligations as a result of the Merger and the location of certain manufacturing and research and development operations pertaining to its TRILOGUE product line at its Boston facilities. The Israeli authorities have also indicated that these research and development funding programs will be further reduced in the future, particularly for larger entities such as the Company. The Israeli government has also shortened the period of the tax moratorium applicable to "Approved Enterprises" from four years to two years. Although this change has not affected the tax status of the Company's projects that were eligible for the moratorium prior to 1997, it applies to the subsequent "Approved Enterprises" of the Company.

If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if the Company were to become unable to participate in or take advantage of those programs, the cost to the Company of its operations in Israel would materially increase and there would be an adverse effect on the results of the Company's operations as a whole. To the extent the Company increases its activities outside Israel, which will result from the Merger and possible future acquisitions, such increased activities will not be eligible for programs sponsored by Israel. Most of the Company's research and development and manufacturing operations attributable to Boston are expected to continue to be located in the United States and thus will not be eligible for the benefits of those programs. Accordingly, the effective cost to the Company of its future research and development activities in particular, and its operations in general, could significantly increase relative to that of Comverse, historically.

     The Company currently derives a significant portion of its total sales from customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer. Volatility in international currency exchange rates may have a significant impact on the Company's operating results. The Company has, and anticipates that it will continue to receive, significant contracts denominated in foreign (primarily
Western European and Japanese) currencies.   As a result of the unpredictable
timing of purchase orders and payments under such contracts and other factors, it is often not practicable for the Company to effectively hedge the risk of significant changes in currency rates during the contract period. Since the Company will hedge the exchange rate risks associated with long-term contracts denominated in foreign currencies only to a limited extent, operating results can be affected by the impact of currency fluctuations as well as the cost of such hedging.

     Prevailing economic conditions in the Far East and Southeast Asia have reduced the demand for the Company's systems in certain countries. The Company cannot currently predict the effect on its business should regional economic conditions fail to improve.

     The trading price of the Company's shares may be affected by the factors noted above as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of companies in technology and government contracting businesses, and particularly smaller and medium-sized publicly traded companies such as the Company, tend to exhibit a high degree of volatility. The Company's revenues and earnings may be more volatile than those of Comverse historically as a result of the greater concentration of Boston's business on a limited number of large customers. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant effect on the trading price of the Company's shares in any given period. Such shortfalls may result from events that are beyond the Company's immediate control, can be unpredictable and, since a significant proportion of the Company's sales during each fiscal quarter tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period. These factors contribute to the volatility of the trading value of its shares regardless of the Company's long-term prospects.
The trading price of the Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the telecommunications equipment industry in general, and the enhanced services platform industry in particular, which may not have any direct relationship with the Company's business or prospects.

FORWARD-LOOKING STATEMENTS

       From time to time, the Company makes forward-looking statements. Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto.

       The Company may include forward-looking statements in its periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, and 8-K, in its annual report to shareholders, in its proxy statements, in its press releases, in other written materials, and in statements made by employees to analysts, investors, representatives of the media, and others.

       By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. Actual results may differ materially due to a variety of factors, including without limitation those discussed under "Certain Trends and Uncertainties" and elsewhere in this report. Investors and others should carefully consider these and other uncertainties and events, whether or not the statements are described as forward-looking.

       Forward-looking statements made by the Company are intended to apply only at the time they are made, unless explicitly stated to the contrary. Moreover, whether or not stated in connection with a forward-looking statement, the Company undertakes no obligation to correct or update a forward-looking statement should the Company later become aware that it is not likely to be achieved. If the Company were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that the Company will make additional updates or corrections thereafter.

                                 Exhibit Index



Exhibit Number                         Title                            Page
--------------                         -----                            ----

      4 Indenture, dated June 30, 1998, between Comverse Technology, Inc. and The Chase Manhattan Bank, N.A., as Trustee.

   10.1 Purchase Agreement, dated June 25, 1998, between Comverse Technology, Inc. and Lehman Brothers Inc., as Initial Purchaser.

   10.2 Registration Rights Agreement, dated June 30, 1998, between Comverse Technology, Inc. and
                      Lehman Brothers Inc., as Initial Purchaser.

     99               Press Release dated June 25, 1998.